Exhibit 4.7

2002

IMPERIAL TOBACCO GROUP PLC

RULES OF THE IMPERIAL TOBACCO GROUP

BONUS MATCH PLAN

(Approved by the Remuneration Committee on 22 November 2002)

BAA/I210.00129

   2002

RULES OF THE IMPERIAL TOBACCO GROUP

BONUS MATCH PLAN

1.                                           Definitions

The following words and expressions shall have the following meanings:-

“Board”	the duly constituted Remuneration Committee of the Board of directors of the Company;

“Company”	Imperial Tobacco Group PLC;

“Control”	as defined in Section 840 of the Act;

“Early Vesting Date”	as defined at Rule 4.2;

“Employee”	any person other than a director of Imperial Tobacco Group PLC for the time being in full, part-time or temporary employment of any Member of the Group;

“Exit Price”	the middle market price of a Share as derived from the London Stock Exchange Daily Official List on the Vesting Date;

“Expected Vesting Date” as defined at Rule 4.1;

“Group”	the Company and its Subsidiaries;

“Member of the Group” the Company or any of its Subsidiaries;

“Notional Additional Gain”

the Exit Price multiplied by the number of Notional Additional Shares allocated to a Participant reduced by £0.02 per Notional Additional Share for every £0.01 that the Exit Price is less than the Notional Share Price;

“Notional Additional Share”	a notional share allocated pursuant to Rule 2.4;

“Notional Lodged Share”	a notional share allocated pursuant to Rule 2.3;

“Notional Share Price”	the middle market price of a Share as derived from the London Stock Exchange Daily Official List for the dealing day determined by the Board;

“Participant”	an Employee who is holding monies in a bank account pursuant to Rule 2.2;

“Plan”	the Imperial Tobacco Group Bonus Match Plan constituted by these Rules;

“Rules”	these Rules as from time to time amended in accordance with their provisions;

“Share”	an ordinary share in the capital of the Company;

“Subsidiary”	a subsidiary or subsidiary undertaking of the Company within the meaning of the Companies Act 1985;

“Vesting Date”	the earlier of the Expected Vesting Date and Early Vesting Date.

2.                                           Invitations

2.1                                     The Board may, from time to time, invite any Employee to participate in the Plan.

2.2                                     Any such invitation shall:-

(a)                               invite such Employees as the Board may in its discretion determine to deposit monies (in Sterling or in a local currency and on such other terms (if any) as determined by the Board) with:

(i)                               a bank account held with Abacus (C.I.) Limited; or

(ii)                            a bank account designated by the Board; and

(b)                              advise such Employees of the proposed allocation of Notional Additional Shares.

2.3                                     The Board shall allocate Notional Lodged Shares to Participants by dividing the monies deposited by a Participant pursuant to Rule 2.2(a) by the Notional Share Price.

2.4                                     The Board shall allocate Notional Additional Shares to Participants in respect of their Notional Lodged Shares on such basis as the Board may in its discretion determine based on length of service with the Group, the Earnings of a Participant, the financial performance of the Group or otherwise howsoever PROVIDED THAT the maximum aggregate number of Notional Additional Shares which may be allocated to a Participant in respect of an invitation shall not exceed the total number of Notional Lodged Shares allocated to such Participant.

2.5                                     No invitation shall be made other than at a time at which dealings in Shares may occur under the UK Listing Authority Model Code for securities dealings by directors and other relevant employees.

3.                                           Effect of Allocation

3.1                                     Any Notional Lodged Share and Notional Additional Share which has been allocated to a Participant shall be held for that Participant if and so long as that Participant shall, throughout the period commencing on the date of allocation of such Notional Lodged Share and Notional Additional Share and ending on the Vesting Date:-

(a)                               be and have been employed continuously under a contract of employment with any Member of the Group and is not then under notice of termination of such contract given or received; and

(b)                              not have withdrawn any monies held from time to time in a bank account pursuant to Rule 2.2.

4.                                           Vesting of Notional Lodged Shares and Notional Additional Shares

4.1                                     “Expected Vesting Date” in relation to any Notional Lodged Shares and Notional Additional Shares means such anniversary of the date of allocation of the Notional Lodged Shares and Notional Additional Shares as the Board shall, prior to such allocation, determine save that if an event occurs as a result of which the Board determines that in relation to all, or any Notional Lodged Shares or Notional Additional Shares previously allocated the Expected Vesting Date is no longer appropriate, the Board may in its discretion substitute such other date as it may determine as the Expected Vesting Date;

4.2                                     “Early Vesting Date” in relation to any Notional Lodged Shares and Notional Additional Share means the date on which any of the following events shall first occur prior to the Expected Vesting Date of such Notional Lodged Share and Notional Additional Share:-

(a)                               any person acquiring Control of the Company (including for the avoidance of doubt pursuant to an amalgamation or reconstruction, however effected, or a compromise or a Plan of arrangement sanctioned by the Court under Section 425 of the Companies Act 1985);

(b)                              notice being duly given of a resolution for the voluntary winding-up of the Company;

(c)                               death during service of the Participant; or,

(d)                              cessation of the Participant’s employment by reason of:-

(i)                               ill health, injury, disability or redundancy;

(ii)                            the company employing the Participant ceasing to be a Member of the Group;

(iii)                         the business or part of the business to which the Participant’s office or employment relates being transferred to a person who is not a Member of the Group;

(iv)                        any other circumstances.

(e)                               notice being given that the Shares will cease to be listed on the London Stock Exchange.

4.3                                     For the purposes of this Rule 4, where a Participant’s employment with any Member of the Group is terminated without notice the Participant’s employment shall be deemed to cease on the date on which the termination takes effect and where the said employment is terminated with notice the Participant’s employment shall be deemed to cease on the date on which that notice is given unless the Board in its sole discretion shall agree to extend the date on which the employment is deemed to cease to the date when the notice expires.

5.                                           Payments

5.1                                     Any monies held in a bank account pursuant to Rule 2.2 shall be transferred as soon as practicable (in such manner as the Board may determine) to the relevant Participant following the Vesting Date.

5.2                                     Save as otherwise provided, on the Expected Vesting Date a payment shall be made to the Participant equal to the aggregate of:-

(a)                               an amount equal to the Exit Price multiplied by the number of Notional Lodged Shares allocated to that Participant less the monies held in a bank account by that Participant pursuant to Rule 2.2; and

(b)                              the Notional Additional Gain.

5.3                                     If the Early Vesting Date has arisen under Rule 4.2 a payment shall be made to the Participant calculated by mutiplying the Exit Price by the number of Notional Lodged Shares allocated to that Participant less the monies held in a bank account by that Participant pursuant to Rule 2.2.

5.4                                     If the Early Vesting Date has arisen under Rule 4.2(d)(iv) any award of Notional Additional Shares to that Participant shall lapse unless, within six months of that date, the Board shall determine otherwise in which case a payment shall be made to the Participant not exceeding the Notional Additional Gain which a Participant would have been entitled to had the Early Vesting Date arisen otherwise than under Rule 4.2(d)(iv).

5.5                                     If the Early Vesting Date has arisen otherwise than under Rule 4.2(d)(iv), a payment shall be made to the relevant Participant (or to the Participant’s estate) as may be determined by the Board in accordance with the basis of allocation of the Notional Additional Shares originally laid down under Rule 2.4.

5.6                                     For the avoidance of doubt if the Exit Price multiplied by the number of Notional Lodged Shares allocated to a Partcipant is less than the monies held in a bank account by that Participant pursuant to Rule 2.2 no payment shall be made in relation to an award of Notional Lodged Shares.

6.                                           Capital Reorganisation

6.1                                     If there is any capital reorganisation of the Company including a capitalisation issue rights issue or rights offer, consolidation or sub-division or any variation of share capital, or any special dividend, reconstruction or demerger, a Notional Lodged Share or a Notional Additional Share may be adjusted in such manner as the Company’s auditors, acting as experts and not as arbitrators, may confirm in writing to be fair and reasonable.

6.2                                     Participants shall be notified of any adjustment.

6.3                                     If under Rule 6.1 above any fraction of a Notional Lodged Share or a Notional Additional Share arises the allocation therein provided for shall be rounded up or down as the Board may in their sole discretion think fit.

7.                                           Taxation

7.1                                     The Company and any Member of the Group may make such provision for and take such action as may be considered by either of them to be necessary or expedient for the withholding or payment of any taxes or any other statutory deductions for which either of them is properly accountable and wherever those taxes are imposed provided those taxes arise in respect of any payment pursuant to the Rules including (but not limited to) the withholding of funds from any payment under these Rules until a Participant reimburses the Company or any Member of the Group for the amounts of any such taxes for which it is properly accountable.

7.2                                     For the purposes of this Rule 7 the Company and any Member of the Group may rely on any information supplied to them by any other Member of the Group or by any tax adviser as to the amount of any such tax liability.

8.                                           General

8.1                                     Any notice or other document given to any Employee pursuant to the Plan shall be delivered to him, sent by post to him at his home address according to the records of his employing company or such other address as may appear to the Board to be appropriate or sent to him by e-mail to his usual e-mail address according to the records of his employing company or to such other e-mail address that the Employee may have advised may be used.  Notices or other documents sent by post shall be deemed to have been received 2 days following the date of posting.

8.2                                     The decision of the Board on any question of interpretation of the Rules or any dispute relating to or connected with the Plan shall be final and conclusive.

8.3                                     The costs of introducing, operating and administering the Plan shall be borne by the Company.

8.4                                     The Board shall have power from time to time to make regulations for the administration and operation of the Plan provided that they are not inconsistent with these Rules.

8.5                                     Nothing in the Plan shall form part of any Participant’s contract of employment. The rights and obligations of a Participant under the terms and conditions of his employment by any Member of the Group shall not be affected by his participation in the Plan.  The Participant shall have no right to compensation or damages or any other sum or benefit in respect of his ceasing to participate in the Plan or in respect of any loss or reduction of any rights or expectations under the Plan in any circumstances. An Employee who is not invited to participate in the Plan shall have no right to compensation or damages or any other sum or benefit in respect of his non-participation.

9.                                           Amendment

9.1                                     The Plan shall be administered under the direction of the Board who may at any time and from time to time by resolution and without other formality amend or augment the Rules or the Plan in any respect provided that no amendment shall operate to affect adversely in any way any rights already acquired by a Participant [without the Participant’s consent].

9.2                                     Notwithstanding anything to the contrary contained herein, the Board may at any time and from time to time by resolution and without further formality amend the Plan in such manner as the Board may consider necessary or desirable:

(a)                               in any way to the extent necessary to render the Plan capable of approval by any governmental or other regulatory body pursuant to any present or future United Kingdom legislation;  or

(b)                              in order to comply with, take advantage of, or otherwise in connection with any taxation, legal, regulatory or other rule, law, guideline, regulation or other provision of or prevailing in any jurisdiction in which this Plan is or is intended to be operated.

10.                                     Termination

The Plan may be terminated at any time by a resolution of the Board, and shall in any event terminate on 15 August 2006, but any termination shall not affect the outstanding rights of Participants.

11.                                     Governing Law

This Plan shall be governed by the laws of England.

SCHEDULE 1

INTERNATIONAL RULES

The Rules of the Plan apply in the jurisdictions specified below:

Macedonia

Slovenia

Ukraine

The Rules of the Plan apply with and subject to the following amendments and provisions which have been adopted by the Board pursuant to Rule 9.2 for the purposes of the operation of the Plan in the jurisdictions specified below:

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